Demand Loan Agreement


     This Agreement, dated as of November 1, 1999, is by and between Coyote Network Systems, Inc. ("CNS") and ____________________________ ("Lender"):

     1. Term Loan. Lender agrees to loan CNS $__________ (the "Loan"), and CNS agrees to repay the Loan, under the following terms and conditions:

          (a) The principle balance of the Loan shall bear interest at the rate of 17.5 % per annum, payable in quarterly installments of interest only.

          (b) The full principal balance and any accrued interest on the Loan shall be due and payable on the third anniversary of this Agreement (the "Due Date") or thirty (30) days following CNS' receipt of written demand by the Lender for repayment ("Demand Date"), provided, however that the Lender agrees not to issue such demand before March 1, 2000.

          (c) CNS may prepay the Loan, or any part of it, at any time prior to the Due Date without premium or penalty.

     2. Security. The Loan shall be secured by CNS's pledge of _________ shares of the common stock of INET Interactive System, Inc., in accordance with the Stock Pledge Agreement attached as Exhibit A hereto and incorporated herein by reference.

     3. Default. If CNS fails to make a quarterly interest payment within 15 day of the date upon which it is due, or if CNS fails to make full payment on the Due Date or Demand Date, Lender shall have the right to declare a default, accelerate the full balance outstanding, and to pursue its rights under this Agreement and the stock pledge. Following default, any amounts due and owing shall bear interest at 18% per annum.

     4. Warrants. As an additional inducement to the Lender, CNS has granted Lender _________ warrants to purchase shares of CNS common stock at an exercise price of $4.50 per share, pursuant to the warrant agreement attached as Exhibit B.

     5. CNS Representations and Warranties. CNS represents and warrants as follows:

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          (a) It is a Delaware Corporation in good standing;

          (b) The INET shares pledged hereunder are duly issued, validly authorized and free and clear of any other liens or encumbrances;

          (c) The CNS shares that are the subject of Section 4 will be duly issued, validly authorized, and will be free and clear of any liens and encumbrances upon exercise of the warrants referenced in Section 4; and

          (d) This Agreement has been duly authorized by CNS, constitutes a valid and binding obligation of CNS, and the execution and performance of this Agreement does not conflict with any other material obligations of CNS.

     6. Lender Representations and Warranties. Lender represents and warrants as follows:

          (a) Lender represents that it is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"), and is a sophisticated financial or institutional investor that makes loans and purchases equity securities in the ordinary course of business. Lender is making the Loan and acquiring the warrants referenced in Section 4 for investment purposes only, for its own account, and not with a view to the distribution thereof, other than pursuant to Rule 144 under the Securities Act or other exemption from or registration under the Securities Act. Lender understands that the offer and sale of this Agreement, the warrants referenced in Section 4 or any of the CNS shares that are the subject of Section 4 to Lender has not been registered under the Securities Act or under state securities laws and, accordingly, may not be transferred unless so registered or exemptions from such registration are available.

          (b) Lender has reviewed CNS's public filings as the date hereof, including Form 10-K for the year ended March 31, 1999, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Current Reports on Form 8-K filed since the date of the March 31, 1999 Form 10-K, the contents of which are incorporated herein by reference.

          (c) Lender acknowledges that it has, independently and without reliance upon CNS or any agent, employee or representative of CNS, or any other investor, made its own investment analysis and decision to enter into this Agreement based solely on the public filings listed above, the information disclosed herein and such other documents and information as it has deemed appropriate. Lender is not relying upon any statements of CNS or


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     any agent, employee or representative of CNS, express or implied, oral or written, regarding past, present or future conditions of CNS.

          (d) Lender understands and acknowledges that the making of the Loan and an investment in the warrants referenced in Section 4 or any of the CNS shares that are the subject of Section 4 are speculative and involve a high degree of risk.

     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and all prior agreements, discussions and understandings of the parties are merged and made a part of this Agreement.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     9. Notice. Any notice required or permitted to be given or made by either party to the other hereunder shall be deemed delivered if hand delivered, five days after being mailed postage prepaid, one business day after being sent prepaid by overnight courier or delivery service, or after being sent by facsimile transmission and received by receiving equipment to the parties at their respective addresses set forth opposite the signatures hereto or to such changed address as either party shall designate by proper notice to the other.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of California without regard to the principles of conflicts of law thereunder.

                                   LENDER:

                                   _______________________________
                                   _______________________________


                             Name: _______________________________


                                   BORROWER:

                                   COYOTE NETWORK SYSTEMS, INC.


                             BY    /s/ James J. Fiedler
                                   -------------------------------
                             Its   Chairman of the Board and
                                   Chief Executive Officer

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